Testing the Waters Materials Related to Series #MARIO64

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#MARIO64

'96 N64 SUPER MARIO 64

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SUPER MARIO 64

CURRENT VALUE: $125,000

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DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 1996 NINTENDO 64 SUPER MARIO 64 VIDEO GAME

Investment Overview

•Upon completion of the Series #MARIO64 Offering, Series #MARIO64 will purchase a 1996 Nintendo 64 Super Mario 64 Video Game graded Wata 9.6 A++ as the Underlying Asset for Series #MARIO64 (The “Series 1996 Nintendo 64 Super Mario 64 Video Game” or the “Underlying Asset” with respect to Series #MARIO64, as applicable), the specifications of which are set forth below.

•Released on June 23, 1996, in Japan and September 26, 1996, in North America, The Nintendo 64 (N64) console was the next generation successor to the Super Nintendo Entertainment System (SNES).  Originally codenamed “Ultra 64,” the system boasted an innovative controller with analog stick and rumble pack. Silicon Graphics worked with Nintendo to offer a 64-bit graphics system in the console, difficult for a system that sold at a price of $250.

•Super Mario 64 was one of the N64 launch titles and is considered one of the first 3D platformer games ever made. The game follows the adventures of Super Mario who must once again rescue Princess Peach from his nemesis Bowser. Super Mario 64 was the most popular game for the N64 with 11.91 million units sold.

•The Underlying Asset is a 1996 Nintendo 64 Super Mario 64 Video Game graded Wata 9.6 A++.

Asset Description

Overview & Authentication

•Nintendo is a Japanese multinational consumer electronics and video game company founded in 1889 which remains a one of the highest-grossing video game companies in the world, with net sales of $16.1 billion reported for the fiscal year ending in March 2021. The system has three games available upon release including Super Mario 64, PilotWings 64, and Saikyo Habu Shogi (Japan only).

•The character of Mario was created by Japanese graphic artist Shigeru Miyamoto, who originally introduced the character as “Jumpman” in the first Donkey Kong video game.

•The first Super Mario Bros. video game was released as one of the original 17 “Black Box” games made for the Nintendo Entertainment System (NES) during the original release in 1985.

•Nintendo released Super Mario Bros. 2 in the U.S. in September 1988.

•Super Mario Bros. 3 was released in the U.S. for the NES in 1990, going on to sell more than 17 million copies.

•Super Mario World was the first Super Mario title to be released for the SNES.  It is a follow up to Super Mario Bros. 3, but the SNES title introduced advanced graphics, sound, and more complex controls.  The game follows Mario, and his brother Luigi, as they adventure through Dinosaur Land in what has become the most celebrated Super Mario game of the 16-bit era.

•Player’s Choice logo appeared on later editions of Super Mario 64.  These N64 versions were released for titles that sold at least one million copies.

•The Nintendo 64 was originally going to have a disk drive attachment (known as the N64DD), and this extension was co-developed with Sony.  When Nintendo pulled out at the last minute, this pushed the disappointed Sony to continue the project independently which concluded with the creation of the first PlayStation console.

•Nintendo released Super Mario 3D All-Stars for the Switch console on September 18, 2020.  This package included Super Mario 64, Super Mario Sunshine, and Super Mario Galaxy.  This collection had a limited release and can no longer be purchased in the online Nintendo eShop.  It sold 9 million copies in just six months.

•In November of 2006 the Wii Virtual Console released a downloadable port of Super Mario 64 in North America.

•Super Mario 64 was released on the Nintendo DS as Super Mario 64 DS.  This version of the game for Nintendo’s portable system includes Yoshi, Luigi, and Wario as playable characters.  It was released November 21, 2004.  It sold 11.06 million copies, making it one of the best-selling Nintendo DS games for the system.

•The Super Mario Bros. series is considered the most successful gaming franchise of all time, with more than 240,000,000 units sold since its inception.

•In 2017 a study for the PLOS ONE Scientific Journal showed that playing Super Mario 64 increased hippocampal grey matter in older adults.

•The Underlying Asset has been authenticated by Wata Games and issued a grade of 9.6 A++ with certification number 573438-032.

Notable Features

•The Underlying Asset is a 1996 Nintendo 64 Super Mario 64 Video Game graded Wata 9.6 A++.

Notable Defects

•The Underlying Asset shows signs of wear consistent with its condition grade from Wata Games.

Details

Series 1996 Nintendo 64 Super Mario 64 Video Game «Series_Name»
Game	Super Mario 64
System	Nintendo 64
Manufacturer	Nintendo Co., LTD.
Production Year	1996
Box Variant	First-party V-Seam
Authentication	Wata Games
Box Grade	9.6
Seal Rating	A++
Certification No.	573438-032

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1996 Nintendo 64 Super Mario 64 Video Game going forward.

3101 East 52nd Ave, Ste C
Denver, CO 80216

Tel: (303) 390-1262
www.WataGames.com
© 2020 Wata, Inc. All Rights Reserved

18-Nov-21

CERTIFICATION DETAILS

Certification Number:
- **573438-032**

Date Graded:
- **04/29/19**

Game Title:
- **Super Mario 64**

Console:
- **N64**

Publisher:
- **Nintendo**

Date:
- **1996**

Region:
- **USA**

Grade:
- **9.6 A++**

Box Variant:
- **Made in Japan, K-A Rating, 78% Fiber**

Cart Variant:
- **N/A**

Grade Details:
- **Seal Type: First-party V-Seam**

Game Details:
- Best-selling Nintendo 64 game (11.9 Million copies)
- First 3D game in the "Super Mario" series
- First "Super Mario" game to feature Charles Martinet as the voice of Mario
- Produced & Directed by Shigeru Miyamoto

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#MARIO64 | $125K

COMPARABLE ASSET VALUE

ASSET VALUE

+1260%

TRANSACTIONS

4

#MARIO64 | *Timeline*

Sep. 1889 — Nintendo Karuta is founded in Kyoto, Japan by Fusajiro Yamauchi as a hand-painted playing card production company.

Jul. 1981 — Mario is introduced as 'Jumpman' in Nintendo's first hit arcade game, Donkey Kong.

Oct. 1985 — The Nintendo Entertainment System is launched in New York City as a test market, followed by a February 1986 release in Los Angeles. The NES, based on the Japanese Famicom, debuts with 17 “Black Box” games made for the platform, including the first Super Mario Bros.

Sep. 1988 — Nintendo releases Super Mario Bros. 2 in the U.S.